Exhibit 5.1

DENVER
LAS VEGAS
LOS ANGELES
One Arizona Center	LOS CABOS
Phoenix, AZ 85004-2202	ORANGE COUNTY
602.382.6000	PHOENIX
602.382.6070 (Fax)	SALT LAKE CITY
www.swlaw.com	TUCSON
May 6, 2011
iGo, Inc.
17800 Perimeter Dr.
Suite 200
Scottsdale, Arizona 85255
Re:	Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of iGo, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration by the Company of (i) up to 3,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), and (ii) stock purchase rights attached to shares of Common Stock (the “Stock Purchase Rights”), each pursuant to the terms of the Company’s Omnibus Long-Term Incentive Plan (the “Plan”).
     We have examined the originals, photostatic, or certified copies, of such records of the Company and certificates of officers of the Company, public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Shares, when issued in accordance with the terms of the Plan against payment therefor, will be validly issued, fully paid and non-assessable, and (ii) the Stock Purchase Rights, when issued in accordance with that certain Rights Agreement, dated as of June 11, 2003, by and between the Company and Computershare Trust Company, as rights agent (the “Rights Agent”), as amended by that certain Amendment No. 1 and Amendment No. 2 to Rights Agreement, by and between the Company and the Rights Agent (as amended, the “Stock Purchase Rights Agreement”), will be validly issued.
     Our opinion in the prior paragraph concerning the valid issuance of the Stock Purchase Rights is limited to the corporate authorization and valid issuance of the Stock Purchase Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to the effect fiduciary considerations relating to the authorization, execution, delivery or administration of the Stock Purchase Rights Agreement or the issuance of the Stock Purchase Rights. In rendering this opinion, we have assumed that the Board of Directors of the Company will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Stock Purchase Rights Agreement and the issuance of the Stock Purchase Rights. It should be understood that the opinion above concerning the Stock Purchase Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Stock Purchase Rights at some future time based on the facts and circumstances existing at that time and that our opinion above addresses the Stock Purchase Rights and the Stock Purchase Rights Agreement in their entirety and not any particular provision of the Stock Purchase Rights or the Stock Purchase Rights Agreement and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in appropriate sections of the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Snell & Wilmer L.L.P.

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